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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM 8-K


                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported): March 7, 1997



                          TRANSGLOBE ENERGY CORPORATION
             (Exact name of registrant as specified in its charter)


                                British Columbia
                 (State or other jurisdiction of incorporation)


                                     0-11378
                            (Commission File Number)


                                 Not Applicable
                        (IRS Employer Identification No.)


                                    Suite 808
                            1111 West Hastings Street
                       Vancouver, British Columbia V6E 2J3
                                 (604) 683-2568



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ITEM 1.  CHANGES IN CONTROL OF REGISTRANT.   N/A


ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

On March 7, 1997, the Company announced that it has been advised that SNC - Lavalin Equity (BC) Inc. ("SNC - Lavalin BC"), a wholly owned subsidiary of SNC
- Lavalin Group Inc., an international engineering company headquartered in Montreal, Quebec, is planning to offer to buy all the Class A Voting shares of IPC International Power Corp. ("IPC").

TransGlobe has agreed to tender its 750,000 common shares of IPC to SNC - Lavalin BC if it makes an offer for them in a timely manner at a price of US$1.35 per share. TransGlobe bought them for US$1.00 per share.

Even if the offer is made by SNC - Lavalin BC, the offer will be outstanding for approximately 30 days, during which time SNC- Lavalin Group Inc. will be conducting its due diligence of IPC. There are no assurances that the offer will be made, or, if made, that SNC - Lavalin BC will actually buy the IPC shares from TransGlobe. IPC is a non-reporting British Columbia corporation which holds the majority stake in BC Hydro International Power Development Corp., which indirectly owns an interest in the development of the Raiwind power plant in Pakistan. IPC owns 60% of this company and the other 40% is held by a subsidiary of BC Hydro. The Raiwind plant is currently under construction.

ITEM 3.  BANKRUPTCY OR RECEIVERSHIP.   N/A


ITEM 4.  CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT.   N/A


ITEM 5.  OTHER EVENTS.

On the facing sheet of the Company's Form 10-KSB/A-2 filed on February 17, 1997, the item concerning issuers involved in bankruptcy proceedings during the past five years was mistakenly addressed. The item is not applicable to the Company.

ITEM 6.  RESIGNATIONS OF REGISTRANT'S DIRECTORS.   N/A


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.   N/A


ITEM 8.  CHANGE IN FISCAL YEAR.   N/A


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ITEM 9.  SALES OF EQUITY SECURITIES PURSUANT TO REGULATION S.

On Monday, March 10, 1997, the Company issued a press release pursuant to Rule 135c announcing that a group of Canadian investment firms has signed a commitment letter to use its reasonable best efforts, subject to the execution of an agency agreement to raise US$5.72 million for TransGlobe, to fund TransGlobe's farm-in on Block 32 in Yemen. A copy of that release is attached hereto as Exhibit A.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSGLOBE ENERGY CORPORATION



By /s/ ROSS CLARKSON
  --------------------------
   Ross Clarkson, President


Date  March 17, 1997
     ----------------------